[BURNS & MCDONNELL LETTERHEAD]





September 5, 1997

Panda Global Holdings, Inc.
Panda Global Energy Company
c/o Panda Energy International, Inc.
4100 Spring Valley Road, Suite 1001
Dallas, Texas 75244

     Re:  Rosemary Independent Engineer's Report

Ladies and Gentlemen:

We consent to the use of our report dated April 11, 1997 entitled "Panda-Rosemary Cogeneration Project Condition Assessment Report
for   Potential  Investors  at  the  Request  of   Panda   Energy
International, Inc. "(the "Report") and the Officer's Certificate dated September 5th, 1997 related thereto (including any amendments or supplements thereto) as an exhibit to the Registration Statement on Form S-1 of Panda Global Energy Company and Panda Global Holdings, Inc. (the "Registration Statement") relating to the offering of 12-1/2% Registered Senior Secured Notes by Panda Global Energy Company. In addition, we consent to the inclusion of the summary of the Report contained in the Prospectus included in the Registration Statement (the "Prospectus").

We also consent to the statements by ICF Resources Incorporated in their reports included in the Prospectus that they have relied on our Report referenced above, and we authorize such reliance.

We also hereby consent to the reference to us as experts under the heading "Independent Engineers and Consultants" in the Prospectus.

                              BURNS & MCDONNELL ENGINEERING
                               COMPANY, INC.


                              By:    /s/ Michael W. McComas
                              Name:  Michael W. McComas
                              Title: Vice President